Exhibit 10.17
SUBLEASE
55 Hawthorne Street, San Francisco
4/27/2021
This Sublease (“Sublease”) dated April     , 2021 (“Execution Date”), is entered into by and between Yelp Inc., a Delaware corporation (“Sublandlord”), and NerdWallet, Inc., a Delaware corporation, and NerdWallet Compare, Inc., a Delaware corporation (collectively as “Subtenant”).
1.    BASIC SUBLEASE PROVISIONS
1.1    Sublease Premises: The Sublease Premises is located at 55 Hawthorne Street, San Francisco, California (“Building”). The Sublease Premises demised hereunder consist of approximately 34,108 rentable square feet, comprising the entirety of the 10th and 11th floors of the Building, and represents a portion of the approximately 136,432 rentable square feet which are demised to Sublandlord pursuant to the Master Lease (the “Master Premises”). The Sublease Premises are depicted on Exhibit A to this Sublease.
1.2    Master Landlord: 55 Hawthorne Owner, LP, a Delaware limited partnership
1.3    Master Lease: Office Lease Agreement dated October 1, 2014, as amended by that certain First Amendment dated September 30, 2015. A redacted copy of the Master Lease is attached hereto as Exhibit B.
1.4    Sublease Term: Approximately three (3) years and nine (9) months, beginning on the Sublease Commencement Date and ending on the Expiration Date, unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms.
1.5    Sublease Commencement Date: The later of (i) November 1, 2021, (ii) Sublandlord delivering the Sublease Premises in the condition required in this Sublease, and (iii) the date Master Landlord’s delivers its Consent (as defined below). Sublandlord’s delivery of the Sublease Premises is conditioned upon receipt of Subtenant’s insurance certificates required pursuant to Section 7.1 hereof, first months’ Base Rent and the Letter of Credit, subject to Section 2.3.
1.6    Expiration Date: July 30, 2025
1.7    Monthly Base Rent:

Months	Annual Rent/RSF	Monthly Rent	Annual Rent
1-12*	$63.00	$179,067.00	$2,148,804.00
13-24	$64.89	$184,439.01	$2,213,268.12
25-36	$66.84	$189,972.18	$2,279,666.16
37- Expiration Date	$68.84	$195,671.35	$2,348,056.15
*Base Rent only for the first four (4) calendar months of the Sublease Term shall be abated, subject to the remaining provisions of this paragraph. For the avoidance of doubt, Subtenant shall pay all Additional Rent and Other Charges (as defined in Sections 4.3 and 4.4 below) due in connection with this Sublease during such abatement period. Notwithstanding anything set forth in this paragraph to the contrary, if Subtenant Defaults, and such Default results in the termination of the Sublease, then Sublandlord shall be entitled to recover, in addition to any other amounts due from Subtenant, the unamortized amount of the abated Base Rent, amortized on a straight-line basis over the Sublease Term.
1.8    Subtenant’s Share: 25%

1.9    Subtenant’s Use: General office use, and otherwise in accordance with Section 5.2 of this Sublease.
1.10    Subtenant’s Address:
Prior to the Sublease Commencement Date:
875 Stevenson St., 5th Floor
San Francisco, CA 94103
Attn: Legal Department
After the Sublease Commencement Date:
The Sublease Premises
Attn: Legal Department
1.11    Sublandlord’s Address:
Yelp Inc.
140 New Montgomery Street
San Francisco, CA 94105
Attn: Director of Real Estate
With a copy to: Yelp Inc.
140 New Montgomery Street
San Francisco, CA 94105
Attn: General Counsel
1.12    Letter of Credit: $1,200,000.00, subject to reduction as set forth in Section 17.5 below.
1.13    Parking: Subject to the terms of the Master Lease, at Subtenant’s sole cost, Subtenant may rent, on a month-to-month basis, Subtenant’s Share of the number of parking spaces which Sublandlord is entitled to rent pursuant to the Master Lease, on an unreserved basis.
1.14    Brokers: For Sublandlord: CBRE
For Subtenant: JLL
1.15    Deliverables:
a.$179,067.00, for the first full month of Base Rent due on the Execution Date, paid via wire transfer.
b.$1,200,000.00, in the form of a Letter of Credit, due within fourteen (14) days’ of the Execution Date.
c.Insurance certificates, due on the earlier of the Sublease Commencement Date and the Early Access Date.
1.16    Definitions: Each of the terms in the Basic Sublease Provisions are used in this Sublease as defined terms and have the meanings given in such sections. Other capitalized words and phrases for which no definition is given in this Sublease shall have the meanings given them in the Master Lease. Unless otherwise indicated, all section references are to the sections of this Sublease.
2.    DEMISE OF SUBLEASE PREMISES
2.1    Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises upon and subject to the terms and conditions set forth in this Sublease. Sublandlord and Subtenant agree that the rentable area of the Sublease Premises for purposes of this Sublease shall be deemed to be the number of rentable square feet set forth in Section 1.1 of the Basic Sublease Provisions and shall not be subject to remeasurement. Additionally, Subtenant is hereby granted the nonexclusive right to use the Common Areas (as defined in the Master Lease) to the extent of Sublandlord’s rights to use of the same pursuant to the Master Lease, in common with other tenants in the Building, throughout the Sublease Term.
2.2    Subject to Sublandlord first obtaining Master Landlord’s Consent, Subtenant may access the Sublease Premises prior to the Sublease Commencement Date for the sole purpose of moving in and installing its equipment, furniture and personal property. Such possession shall be subject to all of the terms and conditions of this Sublease (including, without limitation, the obligation to deliver any insurance certificates required herein, the indemnity obligations, and payment for Other Charges), except that Subtenant shall not be required to pay any Base Rent. The date upon which Sublandlord actually delivers the Sublease Premises to Subtenant for the early entry period described herein shall be the “Early Access Date,” and Subtenant shall coordinate such entry into the Sublease Premises with Sublandlord.
2.3    Notwithstanding anything to the contrary, if as of the date that Sublandlord would otherwise deliver possession or early access of the Sublease Premises to Subtenant, Subtenant has not delivered to Sublandlord the Deliverables described in Section 1.15, then Sublandlord will have no obligation to deliver possession or early access of the Sublease Premises to Subtenant, but the failure on the part of Sublandlord to so deliver possession or early access of the Sublease Premises to Subtenant in such event will not serve to delay the occurrence of the Sublease Commencement Date or the Early Access Date, or affect the commencement of Subtenant’s obligations to pay Rent set forth in this Sublease.
2.4    Sublandlord may enter any part of the Sublease Premises at all reasonable hours, following reasonable prior notice (or in any emergency or suspected emergency, at any hour and without prior notice) (a) to inspect, test, clean, or make repairs, alterations and additions to the Sublease Premises as Sublandlord believes appropriate, (b) post notices of non-responsibility, (c) to show the Sublease Premises to prospective lenders and purchasers, (d) to show the Sublease Premises to prospective subtenants or assignees at any time during the last six (6) months of the Sublease Term, (e) when Subtenant is in default beyond the applicable notice and cure periods hereunder, and/or, (e) if the Sublease Premises are vacated, to prepare them for reoccupancy. Sublandlord shall take reasonable measures not to unreasonably interfere with Subtenant’s operations in connection with such entries.
2.5    Subtenant shall be allowed to use the existing furniture, fixtures and equipment (including the existing IT cabling and infrastructure in its “un-cut condition”) located in the Sublease Premises, an unfinalized draft of which is described and listed on Exhibit D attached hereto (collectively, the “Existing Furniture”) at no charge to Subtenant during the Sublease Term. Prior to finalizing the Master Landlord’s Consent to this Sublease, the parties shall prepare and mutually agree upon a final list of Existing Furniture to replace the draft version of Exhibit D attached hereto. Prior to the Sublease Commencement Date, Sublandlord shall, at its sole cost, remove those items of Existing Furniture denoted on the final form of Exhibit D as items to be removed. Except to the extent expressly provided otherwise in this Section, nothing contained herein shall grant Subtenant any rights of ownership over the Existing Furniture and in no event shall Subtenant remove or permit the removal of any of the Existing Furniture from the Sublease Premises, nor shall Subtenant allow any party to place a lien upon, take a security interest in, or otherwise encumber the Existing Furniture in any way; provided, however that, notwithstanding the foregoing, so long as Subtenant is not then in default beyond applicable notice and cure periods, Subtenant may remove and store any of the Existing Furniture off-site, at Subtenant’s sole risk and expense. Subtenant shall insure the Existing Furniture for the full replacement cost thereof and maintain the Existing Furniture in good condition and repair at all times, reasonable wear and tear excepted. Upon the expiration or any earlier termination of this Sublease, provided Subtenant is not in Default hereunder, (i) Subtenant shall acquire the Existing Furniture from Sublandlord for the amount of One Dollar ($1.00), (ii) Subtenant shall remove the Existing Furniture from the Sublease Premises in accordance with the terms of the Master Lease at Subtenant's sole cost and expense, and (iii) Sublandlord shall transfer its interest in the Existing Furniture to Subtenant on an “as-is” basis, without any representations or warranties and such transfer shall be memorialized in a commercially reasonable form of bill of sale. Subtenant shall be responsible for any tax assessed upon the transfer of ownership of the Existing Furniture from Sublandlord to Subtenant. In the event that Subtenant does not acquire the Existing Furniture (because Subtenant has committed a Default hereunder), then Subtenant shall surrender the Existing Furniture to Sublandlord in good condition and repair, normal wear and tear excepted, upon the expiration or earlier termination of this Sublease or, at Sublandlord's election, Sublandlord may cause Subtenant to remove the Existing Furniture from the Sublease Premises in accordance with the terms of the Master Lease at Subtenant's sole cost and expense. Subtenant hereby accepts the Existing Furniture in its “as-is, where-is and with all faults” condition and Subtenant acknowledges that Sublandlord has made no representations or warranties whatsoever with respect to the Existing Furniture including, without limitation, with respect to the ownership, working order of the Existing Furniture or fitness of the Existing Furniture for a particular purpose, and Subtenant further acknowledges that except as set forth in this Section, Sublandlord shall have no obligation to alter, maintain, repair, dis-assemble, re-assemble, move or install the Existing Furniture. Notwithstanding the foregoing, Sublandlord warrants that, if Sublandlord sells the Existing Furniture to Subtenant pursuant to this Section, such Existing Furniture shall be transferred free of any liens or encumbrances created or permitted by Sublandlord.
2.6    Subject to the terms of the Master Lease and Master Landlord’s consent (if required pursuant to the Master Lease), Subtenant shall have exclusive use of the Roof Deck (as defined in the Master Lease), which consists of approximately 5,800 usable square feet of space. Subtenant shall not be obligated to pay Base Rent or Operating Costs based on the square footage of the Roof Deck, provided that Subtenant shall be obligated to pay all other amounts of Additional Rent or Other Charges to the extent be applicable to such use by Subtenant. There shall be no rental charge or other fee for the customary use of the Roof Deck by Subtenant throughout the Sublease Term; provided, however, all costs to maintain and repair the Roof Deck shall be included in Operating Costs to the extent permitted under the terms set forth in the Master Lease. Notwithstanding the foregoing, Tenant shall, at Tenant’s sole cost, be responsible for any janitorial services provided to the Roof Deck which are in excess of the normal amount of cleanup (e.g., following a party or other special event on the Roof Deck). Master Landlord and/or Sublandlord may from time to time adopt reasonable rules and regulations governing the use of the Roof Deck, and Subtenant’s and its employees right to use the Roof Deck shall be conditioned on their compliance with such rules and regulations. By way of example and not limitation, Master Landlord and/or Sublandlord may require Subtenant and its employees to use key cards or other devices issued by Master Landlord and/or Sublandlord to gain access to the Roof Deck.
3.    SUBLEASE TERM
3.1    The Sublease Term shall commence on the Sublease Commencement Date. Promptly following a request therefor, Subtenant agrees to execute (or provide factual corrections to) a Sublease Commencement Date Certificate for the Sublease Premises in the form attached as Exhibit C setting forth the actual Sublease Commencement Date and the Expiration Date. In the event Subtenant fails to execute (or provide factual corrections to) such Sublease Commencement Date Certificate within five (5) business days following delivery thereof to Subtenant, Subtenant shall be deemed to have approved all of the matters set forth in such certificate and such certificate shall be fully binding on Subtenant.
3.2    If for any reason Sublandlord is delayed in delivery of the Sublease Premises to Subtenant, Sublandlord shall not be liable therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder, or extend the Expiration Date, but in such case the Sublease Commencement Date will not occur and Subtenant shall not be obligated to pay Rent until possession of the Sublease Premises are tendered to Subtenant. Notwithstanding the foregoing, if the Sublease Commencement Date has not occurred by January 1, 2022, due to no fault of Subtenant, Subtenant may terminate this Sublease upon written notice to Sublandlord delivered within ten (10)

business days of such date and if Sublandlord fails to deliver the Sublease Premises to Subtenant within five (5) business days after receipt of such written notice, this Sublease shall terminate, Sublandlord shall return the Deliverables to Subtenant, and thereafter both parties shall have no further obligations under this Sublease except with respect to those terms which expressly survive the termination of this Sublease.
3.3    Unless sooner terminated or extended as provided herein, the Sublease Term shall end on the Expiration Date. However, the Sublease may be terminated prior to the Expiration Date if the Master Lease is terminated for any cause whatsoever (provided Master Landlord does not require Subtenant to attorn, to the extent required by Master Landlord’s Consent or the Master Lease) or if this Sublease is terminated as otherwise provided for herein and in either such case the Sublease Term shall end upon such earlier termination. Subtenant shall have no option to elect an early termination of the Sublease Term. Sublandlord and Subtenant acknowledge and agree that notwithstanding the fact this Sublease demises the Sublease Premises for the remainder of the term of the Master Lease, this Sublease shall be deemed to be a ‘sublease’ and not an ‘assignment’, and in the event that under any applicable rule of law this Sublease would be deemed to be an assignment of the Master Lease by reason thereof, the term of this Sublease shall automatically be deemed to expire on the day immediately preceding the last day of the term of the Master Lease so as to preserve the intention of the parties that this Sublease be construed as a sublease and not an assignment.
4.    RENT
4.1    The rent payable by Subtenant for the Sublease Premises shall consist of the Base Rent under Section 4.2, Additional Rent under Section 4.3 and Other Charges under Section 4.4. Base Rent, Additional Rent Other Charges and any other sums payable by Subtenant under this Sublease are collectively referred to as “Rent.” Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease. Subtenant shall make all payments due to Sublandlord pursuant to this Sublease by wire transfer, or other form of payment specified in writing by Sublandlord from time to time.
4.2    Beginning on the Sublease Commencement Date (subject to Section 1.7) and continuing thereafter on the first day of each calendar month during the Sublease Term, Subtenant shall pay to Sublandlord in advance, and without notice, demand, deduction or offset, the monthly Base Rent specified in Section 1.7 above in lawful money of the United States of America. If the Sublease Commencement Date is a day other than the first day of a calendar month or the Expiration Date is a day other than the last day of a calendar month, the Base Rent for such month will be prorated, based on a thirty (30) day month. Subtenant shall deliver in advance the first full month of Base Rent to Sublandlord on the Execution Date.
4.3    Commencing January 1, 2023 and thereafter through the remainder of the Sublease Term, Subtenant also shall pay as “Additional Rent” Subtenant’s Share of Operating Costs, Taxes, and Insurance (collectively, “Direct Expenses”) as such terms are defined in the Master Lease, insofar as applicable to the period beginning January 1, 2023 and only to the extent that Subtenant’s Share of such Direct Expenses exceeds Subtenant’s Share of Direct Expenses payable during the Base Year of 2022, to reimburse Master Landlord for Operating Costs, Taxes, Insurance, and/or other expenses included in Direct Expenses. Sublandlord will use commercially reasonable efforts to pass through to Subtenant in a timely manner any statement or estimate of Direct Expenses received from Master Landlord. To the extent Direct Expenses are payable on a monthly estimated basis under the Master Lease, the Additional Rent in respect thereto shall be paid as and when Base Rent is due based upon Master Landlord’s estimates; and upon any reconciliation of estimated and actual Direct Expenses (including without limitation any credits against Sublandlord’s rental obligations under the Master Lease), the corresponding Additional Rent shall be adjusted between Sublandlord and Subtenant (with appropriate reimbursements or additional payments) within thirty (30) days after delivery to Subtenant of any reconciliation statement under the Master Lease. For purposes of calculating Additional Rent, Sublandlord shall be entitled to rely conclusively on Master Landlord’s determination of estimated and actual Direct Expenses; provided, however, that if any adjustment of Additional Rent paid under the Master Lease results in a payment or credit to Sublandlord under the Master Lease for the period of the

Sublease Term, such payment or credit shall be paid over or credited to Subtenant following receipt or credit to Sublandlord. The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord or Subtenant pursuant to this Section 4.3, and such obligations shall survive, remain to be performed after, any expiration or earlier termination of this Sublease. If Subtenant desires that Sublandlord exercise the audit right set forth in Section 10 of Exhibit C to the Master Lease and sends Sublandlord a written notice requesting that Sublandlord exercise an audit on Subtenant’s behalf (an “Audit Notice”), then provided Subtenant delivers the Audit Notice at least sixty (60) days prior to the deadline for commencement of an audit under the Master Lease, Sublandlord shall promptly commence an audit following receipt of the Audit Notice at Subtenant’s sole cost and expense.
4.4    Throughout the Sublease Term, without any application of a Base Year, Subtenant also shall pay within thirty (30) days after written notice from Sublandlord (i) any other fees, charges or sums due under the Master Lease in connection with Subtenant’s use or occupancy of the Sublease Premises (but excluding charges for additional services not requested by Subtenant), and (ii) any gross receipts or rent tax this Sublease or imposed on Sublandlord based upon the Rent payable hereunder (including without limitation, taxes imposed under Proposition C, known as the Early Care and Education Commercial Rents Tax); provided that such gross receipts taxes (including without limitation, taxes imposed under Proposition C), shall be based solely on the Rent paid under this Sublease and not any other Proposition C expenses or other gross receipts expenses or taxes that could be considered due based on Sublandlord’s rent to Master Landlord, or (iii) any other taxes assessed upon or incurred with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Subtenant of the Sublease Premises or any portion of the Building (collectively, “Other Charges”). By way of illustration and not limitation, Other Charges include: (a) excess or after hours electrical service or heating, ventilating or air conditioning service supplied to the Sublease Premises at Subtenant’s request; (b) services or benefits supplied to the Sublease Premises at Subtenant’s request (or with Subtenant’s acquiescence) for which Master Landlord reserves any right to impose a fee or charge separate from Direct Expenses; (c) to reimburse Master Landlord for taxes on personal property, equipment and fixtures located in or about the Sublease Premises during the Sublease Term; (d) to pay for any damage to the Building resulting from the act or omission of Subtenant or Subtenant’s officers, employees, architects, engineers, contractors or other licensees, guests, visitors or other invitees, sub- subtenants, successors or assigns (collectively, the “Subtenant Parties”); and (e) for damages or other sums recoverable under the Master Lease which are the result of any acts, omissions, or negligence by Subtenant, its agents, employees or contractors, or failure of performance or Default by Subtenant under this Sublease.
4.5    Notwithstanding anything in this Sublease to the contrary, Other Charges shall not include: (i) any charges that apply solely to the portion of the Master Premises that does not include the Sublease Premises and is not sublet by Subtenant hereunder (the “Reserved Premises”) (e.g., real estate taxes on leasehold improvements therein), (ii) late fees or penalties assessed against Sublandlord as a result of Sublandlord’s acts or omissions and not triggered by Subtenant’s breach of the this Sublease, and (iii) charges incurred as a result of excess or additional services specifically requested by Sublandlord for the Reserved Premises or for or including the Sublease Premises without Subtenant’s consent.
4.6    All Rent shall be paid to Sublandlord at the address set forth in Section 1.11, or to such other person or such other place as Sublandlord may from time to time designate in writing. If any Rent is not paid when due, Subtenant acknowledges that Sublandlord will incur additional administrative expenses and costs which are difficult or economically impractical to ascertain. Subtenant shall pay an administrative charge to Sublandlord equal to five percent (5%) of the delinquent amount plus any attorneys' fees incurred by Sublandlord by reason of Subtenant's failure to pay Rent and/or Other Charges when due hereunder. Neither demand for nor receipt of any late charge called for under this Sublease shall (i) operate to waive any default by Subtenant or provide a substitute for Subtenant’s full and timely performance of the obligation to pay Rent, or (ii) limit the exercise of any other right or remedy Sublandlord may have under this Sublease in case of Subtenant’s default. Notwithstanding the foregoing, for the first time in any 12-month period that Subtenant has failed to pay Rent when due, such late charge, as described above, shall not apply unless Subtenant fails to make such payment within three (3) business days of receipt of Sublandlord’s written notice of such delinquency; provided that Sublandlord shall thereafter not be required to give Subtenant such notice more than once in any 12-month period prior to assessing the late charge.
5.    POSSESSION AND USE
5.1    Sublandlord subleases the Sublease Premises to Subtenant, and Subtenant accepts the Sublease Premises, strictly in their present “as is” and “with all faults” condition. Sublandlord has no obligation to prepare, modify or alter the Sublease Premises, except that Sublandlord shall deliver the Sublease Premises to Subtenant in professionally cleaned condition, with Sublandlord’s signage/branding removed from the Sublease Premises and with such areas underneath removed signage/branding patched and painted. Subtenant acknowledges that it has had full opportunity to inspect the condition of the Sublease Premises and Building and all laws, rules, regulations, and restrictions statutes, codes, regulations, ordinances, and restrictions of any municipal or governmental entity or insurance body and its fire prevention engineers whether in effect now or later (collectively, “Laws”) relating to its use and condition. Subtenant is not relying on any statement, representation or warranty made by or for Sublandlord with respect to the Sublease Premises or such Laws. To the actual knowledge of Sublandlord, without any requirement of inquiry or investigation, the Building systems serving the Sublease Premises, including electrical, mechanical, and plumbing systems, and lights, plugs, and window treatments, are in good working order. Sublandlord’s sole liability or obligation under the immediately preceding sentence is to promptly request that Master Landlord repair any Building systems not in good working order to the extent required of Master Landlord under the Master Lease and thereafter to use reasonable efforts to cause Master Landlord to comply with its maintenance and repair obligations with respect thereto. Subtenant, by acceptance of possession of the Sublease Premises, conclusively acknowledges the Sublease Premises to be in good order and repair and in a tenantable condition and acceptable for Subtenant’s intended use.
The Sublease Premises shall be used and occupied solely for Subtenant’s Use as specified in Section 1.9 and for no other use or purpose. Subtenant’s use of the Sublease Premises shall at all times comply with the relevant provisions of the Master Lease and all applicable Laws. Sublandlord makes no representation, express or implied, that Subtenant’s Use is permitted in the Sublease Premises under applicable Laws.
6.    SUBTENANT'S UTILITY, MAINTENANCE AND REPAIR OBLIGATIONS
6.1    Subtenant shall be responsible for all telecommunications, including phone and internet services, through direct contract with commercial providers of such services.
6.2    Subtenant shall be responsible for and shall pay before delinquency all maintenance, repairs and replacements to the Sublease Premises and its systems and equipment, to the extent Sublandlord is obligated to perform the same with respect to the Master Premises under the Master Lease.
6.3    Subtenant shall comply with all Laws, including, without limitation, the American’s with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (the “ADA”) and other state and local laws governing access by the disabled, and all orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Sublease Premises or to Subtenant's particular use or manner of use thereof, to the extent Sublandlord is obligated to comply with the same with respect to the Master Premises under the Master Lease. To the actual knowledge of Sublandlord, without any requirement of inquiry or investigation, the Sublease Premises are in compliance with Laws, including the ADA and Environmental Laws.

7.    INSURANCE & INDEMNIFICATION
7.1    Throughout the Sublease Term, and beginning on the earlier of any Early Access Date and the Sublease Commencement Date, Subtenant shall procure and maintain, at its own cost and expense, such insurance as is required to be carried by Sublandlord under the Master Lease to the extent it pertains to the Sublease Premises and the Roof Deck, naming Sublandlord, Master Landlord and any additional entities required under the Master Lease or reasonably requested by Sublandlord as additional insureds in the manner required therein. If the Master Lease requires Sublandlord to insure leasehold improvements or alterations, then Subtenant shall insure such leasehold improvements which are located in the Sublease Premises, as well as alterations in the Sublease Premises made by Subtenant. Subtenant shall furnish to Sublandlord a certificate of Subtenant's insurance required under this Section 7.1 prior the earlier of any Early Access Date and the Sublease Commencement Date.
7.2    Each party hereto waives claims against the other for damage to property owned by the other party where such damage is covered under any policy of property damage insurance maintained (or required by this Sublease or the Master Lease to be maintained) by such party. Subtenant hereby waives claims against the Master Landlord and Sublandlord for death, injury, loss or damage of every kind and nature, if and to the extent that Sublandlord waives or releases such claims against Master Landlord under the Master Lease. Subtenant agrees to obtain, for the benefit of Master Landlord and Sublandlord, such waivers of subrogation rights from its insurer as are required of Sublandlord under the Master Lease.
7.3    Subject to the waiver of subrogation, Subtenant shall indemnify, defend and hold Sublandlord, its officers, directors, shareholders, agents and employees (collectively, “Sublandlord Parties”) harmless from and against all third-party loss, cost, damage, expense and liability, including, without limitation, reasonable attorneys’ fees and disbursements, incurred in connection with or arising from: (i) any accident, damage or injury to any person or property occurring in, on or about the Sublease Premises and/or the Roof Deck from and after the earlier of any Early Access Date and the Sublease Commencement Date; (ii) Subtenant’s failure to perform or observe any of the terms and conditions of this Sublease (or the Master Lease to the extent applicable); (iii) any work done in or to the Sublease Premises, either by or on behalf of Subtenant from and after the earlier of any Early Access Date and the Sublease Commencement Date; or (iv) the negligence or willful misconduct of Subtenant or any of its officers, employees, agents, customers, licensees or invitees, or any person claiming through or under Subtenant; provided, however, and notwithstanding anything to the contrary contained in this Section, Subtenant shall not be obligated to indemnify Sublandlord against any such loss, cost, damage, expense or liability to the extent caused by the gross negligence or willful misconduct of Sublandlord or Sublandlord Parties.
7.4    Subject to the waiver of subrogation, Sublandlord shall indemnify, defend and hold Subtenant and the Subtenant Parties harmless from and against all third-party loss, cost, damage, expense and liability, including, without limitation, reasonable attorneys’ fees and disbursements, incurred in connection with or arising from: (i) any accident, damage or injury to any person or property occurring in, on or about the Reserved Premises not related to Subtenant; (ii) Sublandlord’s breach of the Master Lease not caused by Subtenant; or (iii) the negligence or willful misconduct of Sublandlord and any of the Sublandlord Parties; provided, however, and notwithstanding anything to the contrary contained in this Section, Sublandlord shall not be obligated to indemnify Subtenant against any such loss, cost, damage, expense or liability to the extent caused by the gross negligence or willful misconduct of Subtenant or Subtenant Parties.
8.    ASSIGNMENT AND SUBLETTING
8.1    Except with the prior written consent of Master Landlord and Sublandlord, Subtenant shall not (a) assign, convey or mortgage this Sublease or any interest under it; (b) allow any transfer of this Sublease or any interest thereunder or any lien upon Subtenant's interest therein by operation of law; (c) further sublet the Sublease Premises or any part thereof; or (d) permit the occupancy of the Sublease

Premises or any part thereof by anyone other than Subtenant. Sublandlord's consent to an assignment of this Sublease or sublease of all or any portion of the Sublease Premises shall not be unreasonably withheld, conditioned or delayed; provided, however it shall not be unreasonable for Sublandlord to withhold consent if: (i) the transferee intends to use the Sublease Premises for a purpose which is not permitted by the Master Lease or this Sublease; (ii) the transferee intends to use, generate, store, treat or dispose of hazardous substances on or about the Sublease Premises (except for typical office supplies and cleaning products if stored, used and disposed of in compliance with all Laws and in compliance with the Master Lease); (iii) the transferee is either a government agency or instrumentality thereof; (iv) the transfer will result in more than a reasonable and safe number of occupants per floor within the Sublease Premises; (v) the transfer would trigger a recapture right by Master Landlord which Master Landlord would elect to exercise; (vi) the transferee is, in Sublandlord’s commercially reasonable judgment, not a party of reasonable financial worth and/or financial stability that has and will continue to have sufficient financial strength to perform all of the remaining obligations of Subtenant under the Sublease from and after the date of transfer, as reasonably determined by Sublandlord taking into account all relevant facts and circumstances; (vii) the terms of the proposed transfer will allow the transferee to exercise a right or privilege which is not transferrable or which exceeds Subtenant’s subleasehold interest or authority hereunder, (viii) [intentionally deleted]; or (ix) the Master Landlord fails to consent to the transfer. In connection with Subtenant’s request for consent to any proposed assignment or sublease, Subtenant shall deliver to Sublandlord at least three (3) years of financial statements for the proposed transferee (or less, if unavailable), which shall include cashflows, income statements and balance sheets. If Sublandlord consents to any assignment of this Sublease or further subletting of the Sublease Premises, Sublandlord shall use reasonable efforts to obtain the consent of Master Landlord. Subtenant shall pay all costs and fees payable to Master Landlord under the Master Lease with respect to the proposed assignment or further subletting, as and when payable under the Master Lease, whether or not consent is granted by Master Landlord or Sublandlord. In addition, Subtenant shall reimburse Sublandlord for all out-of-pocket costs and expenses (including, without limitation, legal fees) incurred by Sublandlord with respect to any proposed assignment of further subletting (whether or not Sublandlord’s consent is granted with respect thereto), not to exceed $3,000 unless (i) Subtenant or any other third party requests more than one round of revisions to Sublandlord’s consent form or (ii) the request to transfer is for any transaction beyond an assignment or sub-sublease of this Sublease (e.g. a sub-sub-sublease), within five (5) business days following written request therefor. Sublandlord shall respond to Subtenant’s request for a transfer under this Section within fifteen (15) days of Sublandlord’s receipt of the information required by this Section.
8.2    No permitted assignment shall be effective, and no permitted sub-sublease shall commence, unless and until any Default by Subtenant hereunder has been cured. No permitted assignment or sub- subletting shall relieve Subtenant from Subtenant’s obligations and agreements under this Sublease and Subtenant shall continue to be liable under this Sublease as a principal and not as a guarantor or surety, to the same extent as though no assignment or sub-subletting had been made.
8.3    Any Bonus Rent actually collected by Subtenant in connection with any Transfer shall be shared by Sublandlord and Subtenant as follows: fifty percent (50%) to Sublandlord and fifty percent (50%) to Subtenant. As used herein, “Bonus Rent” shall mean the excess of all compensation received by Subtenant for a Transfer over the Rent allocable to the portion of the Sublease Premises covered thereby, after first deducting therefrom the following costs and expenses for such Transfer: (i) marketing costs; (ii) brokerage commissions (not to exceed commissions typically paid in the market at the time of such Transfer); (iii) reasonable attorneys’ fees; (iii) rent concessions, (iv) tenant improvement allowances, (v) demising costs, (vi) other financial concessions; and (vii) the actual costs paid in making any improvements in the Sublease Premises required by any Transfer. Subject to Master Landlord’s right to recapture the Sublease Premises pursuant to the Master Lease, in the event Subtenant seeks to assign the Sublease or further sublease any portion of the Sublease Premises, if Subtenant proposes to (A) assign this Sublease or sub-sublease all or substantially all of the Sublease Premises for all or substantially all of the remaining Term, and (B) Sublandlord or a Sublandlord affiliate, subsidiary, parent company, or successor, in good faith, intends to occupy the Sublease Premises following a recapture of the Sublease Premises, then Sublandlord shall have the option, in lieu of consenting to such transfer, to terminate the Sublease as to the affected portion of the Sublease Premises as of the proposed effective date of the proposed assignment or subletting set forth in Subtenant’s notice. Such option to terminate shall be exercised, if at all, by Sublandlord giving Subtenant written notice thereof within the later of (i) thirty (30) days following Sublandlord’s receipt of Subtenant’s written request for Sublandlord’s determination of its election to recapture, which may be given prior to Subtenant entering into a definitive document for the applicable transfer (subject Master Landlord’s determination of its election to recapture under the terms of the Master Lease), or (ii) five (5) business days after the date a Recapture Notice must be delivered pursuant to Section 10(f) of the Master Lease. In the event of such termination by Sublandlord, from and after the effective date of such termination, Sublandlord and Subtenant shall have no further obligations or liabilities to each other with respect to the affected portion of the Sublease Premises, except with respect to obligations or liabilities which have accrued as of, or survive, such termination (in the same manner as if such termination date were the date originally fixed for the expiration of the Sublease Term). Without in any manner limiting the rights of Sublandlord, following any such termination by Sublandlord, Sublandlord may sublease or assign the affected portion of the Sublease Premises to the prospective assignee or sublessee proposed by Subtenant, without liability to the Subtenant. In the event Sublandlord terminates the Sublease as to a portion of the Sublease Premises, as opposed to the entire Sublease Premises, Rent under the Sublease shall be proportionately abated on the per rentable square foot basis. Sublandlord’s failure to exercise such termination right as herein provided shall not be construed as Sublandlord’s consent to the proposed assignment or subletting.
8.4    Subtenant may assign this Sublease to a Permitted Transfer (as defined in the Master Lease) without the written consent of Sublandlord, subject to the terms of the Master Lease.
9.    ALTERATIONS
9.1    Except as expressly provided in this Sublease, Subtenant shall not make any alterations, improvements or additions in or to the Sublease Premises (“Alterations”) without the prior written consent of the Sublandlord, which consent shall not be unreasonably withheld; provided, however, if Master Landlord withholds its consent to Alterations, then it shall not be deemed unreasonable for Sublandlord to withhold its consent. In the event Master Landlord approves Subtenant’s plans and specifications with respect to Subtenant’s proposed Alterations, then Sublandlord agrees to approve such plans and specifications.
9.2    Notwithstanding any other provisions in this Sublease, no Alterations shall be made that would constitute a Default or event of default under the Master Lease. Subtenant shall pay all costs incurred by Sublandlord in seeking or obtaining Master Landlord’s consent (regardless of whether Master Landlord’s consent is granted). If Alterations by Subtenant are consented to by Sublandlord and consented to by Master Landlord (if required under the Master Lease), Subtenant shall comply with all of the covenants of Sublandlord contained in the Master Lease pertaining to the performance of such Alterations.
9.3    Subject to Section 7.2 above, Subtenant shall indemnify, defend and hold harmless Sublandlord against liability, loss, cost, damage, liens and expense imposed upon Sublandlord arising out of any Alterations constructed or made by Subtenant, including those Alterations permitted under the terms of this Sublease.
9.4    Any permitted Alterations shall be made at Subtenant’s sole cost and expense, including any cost to comply with applicable Laws, any management or supervision fee charged by Master Landlord, and any removal or restoration costs necessary or incurred pursuant to the provisions of the Master Lease. In addition to any fees payable to Master Landlord with respect to Alterations under the Master Lease, Subtenant shall reimburse Sublandlord for the reasonable review fees incurred by Sublandlord by third-party consultants and for the review of plans or any inspections that Sublandlord reasonably deems necessary with regards to the requested Alterations. Subtenant shall not be required to remove any Alterations upon surrender of the Sublease Premises unless Master Landlord requires removal.
9.5    Subtenant may make Cosmetic Alterations (as defined in the Master Lease) that does not exceed $50,000 per project without the written consent of Sublandlord, subject to the terms of the Master Lease.
10.    SURRENDER
10.1    On the Expiration Date, or upon the earlier termination of this Sublease or of Subtenant’s right to possession of the Sublease Premises, Subtenant shall at once surrender and deliver up the Sublease Premises to Sublandlord in good, broom-clean condition, excepting reasonable wear and tear and approved or permitted Alterations which are not required to be removed pursuant to the express terms and provisions of this Sublease; provided, however, conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.” Subtenant shall surrender to Sublandlord all keys to the Sublease Premises.
10.2    As between Sublandlord and Subtenant, Subtenant shall not be required to remove any alterations performed by Sublandlord (including Sublandlord’s installation of any low voltage cabling) prior to the earlier of the Sublease Commencement Date and any Early Access Date or to restore the Sublease Premises to their condition prior to Sublandlord's making of such alterations.
10.3    If Sublandlord is required under the Master Lease to remove any alterations performed by Sublandlord prior to or on the Expiration Date, Subtenant shall permit Sublandlord to enter the Sublease Premises for a reasonable period of time, subject to such conditions as Subtenant may reasonably impose, for the purpose of removing such alterations and restoring the Sublease Premises as required by the Master Lease. However, if Subtenant reasonably determines that Sublandlord’s entry prior to the Expiration Date is not compatible with Subtenant’s continued use of the Sublease Premises, then at any time during the last forty- five (45) days of the Sublease Term, Subtenant may terminate this Sublease upon not less than ten (10) days written notice to the other, with such termination to be effective on the date of Sublandlord’s re-entry into the Sublease Premises for the purpose of removing such alterations and restoring the Sublease Premises.
11.    CASUALTY AND EMINENT DOMAIN
In the event of any damage, destruction, casualty or condemnation affecting the Sublease Premises, Rent payable hereunder shall be abated but only to the extent that Rent is abated under the Master Lease with respect to the Sublease Premises. Subtenant shall have no right to terminate this Sublease in connection with any damage, destruction, casualty, condemnation or threat of condemnation except to the extent the Master Lease is also terminated as to the Master Premises or any material portion thereof.
12.    HOLDING OVER
Holding over by Subtenant is specifically prohibited, and Subtenant shall have no right to retain possession of the Sublease Premises following the expiration or earlier termination of the Sublease Term (“Holding Over”). If Subtenant fails to vacate the Sublease Premises or any portion thereof on or prior to the expiration or earlier termination of this Sublease, or if Subtenant fails to deliver the Sublease Premises to Sublandlord in the condition required by this Sublease then, in addition to any other right or remedy of Sublandlord under this Sublease, at law or in equity, Subtenant shall pay to Sublandlord, in addition to Additional Rent and Other Charges, an amount equal to the greater of one hundred fifty percent (150%) of the monthly Base Rent in effect immediately prior to the expiration or earlier termination of this Sublease for each month (or portion thereof) that such failure(s) continue(s), and (b) the holdover rent Sublandlord is required to pay to Master Landlord under the Master Lease due to Subtenant’s Holding Over. In addition, Subtenant shall be liable to Sublandlord for all damages incurred by Sublandlord as a result of such Holding Over (including, but not limited to, attorneys' fees and expenses and any rent payable by Sublandlord to Master Landlord under the Master Lease) (including consequential damages) incurred by Sublandlord as a result of such holding over. No Holding Over by Subtenant or payment by Subtenant after the expiration or earlier termination of this Sublease shall be construed to extend the Sublease Term or prevent Sublandlord from immediately recovering possession of the Sublease Premises by summary proceedings or otherwise.
13.    ENCUMBERING TITLE
13.1    Subtenant shall not do any act which in any way encumbers the title of Master Landlord in and to the Building nor shall the interest or estate of Master Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Sublease Premises or Building arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant therein and shall be subject and subordinate to the paramount title and rights of Master Landlord in and to the Building and the interest of Sublandlord in the Master Premises.
13.2    Without limiting the generality of the foregoing, Subtenant shall not permit the Sublease Premises or Building to become subject to any mechanics', laborers' or material providers’ lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Sublease Premises or anywhere in the Building by, or at the direction or sufferance of, Subtenant.
14.    SUBTENANT’S DEFAULT
14.1    Any one or more of following events shall be considered a “Default” by Subtenant, as such term is used in this Sublease:
(a)    Subtenant fails to make any payment of Rent required to be made by Subtenant within three (3) business days following written notice from Sublandlord that the same is past due; provided, however, Sublandlord shall not be obligated to provide written notice of monetary default more than two (2) times in any calendar year, and each subsequent monetary default shall be a Default if not received within three (3) business days after the same is due; provided further, such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure; or
(b)    Subtenant fails to fulfill, keep, observe or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant, and such failure continues for more than fifteen (15) days after notice thereof in writing to Subtenant, or for such longer period (not to exceed an additional forty-five (45) days) as may be reasonably required to cure such failure, provided Subtenant is continuously and diligently prosecuting such cure at all times to completion and such cure period does not cause or threaten to cause an Event of Default of Sublandlord under the Master Lease; provided, such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure; or
(c)    Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving a petition or answer filed against Subtenant seeking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or
(d)    Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal Bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, re-organization, arrangements, composition or extension; or
(e)    Subtenant shall (i) abandon the Sublease Premises during the Term for a continuous period in excess of five (5) consecutive business days and Subtenant is during that time in default of its other obligations under this Sublease (Subtenant waives any right to notice Subtenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Section 14.1 being deemed such notice to Subtenant as required by said Section 1951.3) or (ii) assign this Sublease or further sublet the Sublease Premises other than in strict accordance with Section 8 of this Sublease; or
(f)    Subtenant fails to secure insurance or to provide proper evidence of insurance as set forth in Section 7 of this Sublease and does not cure such failure within three (3) business days following notice from Sublandlord or fails to keep the Sublease Premises or the Building free of lien claims as set forth in Section 13 of this Sublease where such failure is not cured (which cure may be made by bonding over such lien pursuant to applicable Laws) within five (5) business days following receipt of notice or actual knowledge of the imposition of any such lien; or
(g)    Subtenant, by its act or omission, causes an event or condition under the Master Lease which either is a default thereunder or, subject only to the delivery of any required notice or passage of any cure or grace period, would constitute a default thereunder, and such default is not cured within five (5) business days less than any period allowed under the Master Lease for cure. Where notice of default from Master Landlord is required and given under the Master Lease, Sublandlord agrees to use good faith efforts to provide as quickly as reasonably practicable a copy of any such notice to Subtenant.
14.2    Upon the occurrence of any one or more Default(s), Sublandlord may exercise any remedy against Subtenant which Master Landlord may exercise for default by Sublandlord under the Master Lease in addition to any remedy available at law and/or in equity, and Sublandlord may resort to its remedies cumulatively or in the alternative. Without limiting the generality of the foregoing, Sublandlord may exercise the damage remedies available under any applicable law, including without limiting the foregoing, California Civil Code Sections 1951.2 and 1951.4 or any similar or successor statute which provides that a lessor may continue a lease in effect and recover damages as they become due. Subtenant expressly acknowledges and agrees that the restrictions on assignment and sub-subletting imposed by this Sublease are reasonable for purposes of California Civil Code Section 1951.4 and any successor or similar statute.
14.3    If Subtenant shall default in the observance or performance of any term or covenant of this Sublease on Subtenant’s part to be observed or performed, and if such default has not been cured following five (5) business days’ notice to Subtenant (or such shorter time in the event of an emergency), then Sublandlord may (but shall not be obligated to), immediately or at any time thereafter, perform the same for the account of Subtenant. If Sublandlord makes any expenditure or incurs any obligation for the payment of money in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements), then such sums paid, or obligations incurred, together with interest thereon at the lesser of (i) eight percent (8%) per annum or (ii) the maximum rate allowable under Law from the date of the expenditure until repaid, shall be deemed to be Other Charges under this Sublease and shall be paid by Subtenant to Sublandlord within ten (10) days after Sublandlord’s demand therefor. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

15.    PROVISIONS REGARDING MASTER LEASE
15.1    This Sublease and all rights of the parties hereunder, are subject and subordinate to all of the terms, covenants and conditions of the Master Lease, except as otherwise expressly provided to the contrary in this Sublease. Each party agrees that it will not, by its act or omission to act, cause a default under the Master Lease. In furtherance of the foregoing, the parties hereby acknowledge, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Sublease Premises, and in order to protect Sublandlord against a Default by Subtenant which might cause an event of default by Sublandlord under the Master Lease, Sublandlord and Subtenant covenant and agree as set forth in this Article 15.
15.2    Except as otherwise expressly provided in this Sublease, Sublandlord shall (i) maintain the Master Lease throughout the Sublease Term, and (ii) perform its covenants and obligations under the Master Lease which do not require for their performance possession of the Sublease Premises and/or which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord (including, without limitation, all obligations of the “tenant” under the Master Lease with respect to the Reserved Premises), unless Sublandlord is prevented from performing such due to Subtenant’s actions or inactions, including a Default by Subtenant. Except as otherwise expressly provided in this Sublease, Subtenant shall perform all affirmative covenants, and shall refrain from performing any act which is prohibited by the negative covenants, of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Sublease Premises. In addition, whenever any period for notice from “Tenant” to “Landlord” is specified under the Master Lease, or any period within which “Tenant” is required to do anything under the Master Lease, the period applicable to Subtenant’s obligation to give such notice to Sublandlord or to perform under this Sublease shall be two (2) business days shorter than the corresponding period applicable to “Tenant” or “Lessee” under the Master Lease (so that Sublandlord shall always have at least two (2) business days within which to give its own notice or performance to Master Landlord); further, wherever any period for notice from “Landlord” or “Lessor” to “Tenant” or “Lessee” is specified under the Master Lease, Sublandlord shall similarly have an additional period of at least two (2) business days within which to give notice to Subtenant under this Sublease.
15.3    Sublandlord shall not agree to an amendment to the Master Lease which would prevent or adversely affect Subtenant’s use of the Sublease Premises in accordance with the terms of this Sublease, increase Subtenant’s obligations or decrease Subtenant’s rights under this Sublease, shorten the term of this Sublease or increase the rental or any other sums Subtenant is required to pay under this Sublease, unless Sublandlord shall first obtain Subtenant’s prior written approval to such amendment. However, it is expressly agreed that if, without the fault of Sublandlord, the Master Lease should terminate prior to the Expiration Date, Sublandlord shall have no liability to Subtenant. Sublandlord agrees that except to the extent the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease due to casualty or condemnation, Sublandlord shall not voluntarily terminate the Master Lease or surrender the Sublease Premises to Master Landlord.
15.4    So long as Subtenant is not in Default, Subtenant shall be entitled to all of the services and benefits with respect to the Sublease Premises which are to be provided by Master Landlord under the Master Lease. Notwithstanding anything to the contrary, Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property. By way of illustration, Sublandlord shall not be obligated: (a) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide, (b) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make, (c) to comply with any laws with which Master Landlord has agreed in the Master Lease to comply, if any, (d) to comply with any insurance provisions of the Master Lease with which Master Landlord has agreed in the Master Lease to comply, or (e) to take any action with respect to the operation, administration or control of the Project or any of the Common Areas that Master Landlord has agreed in the Master Lease to take. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, nor shall such default by Master Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations under this Sublease, including without limitation the obligation to pay Rent (except to the extent Sublandlord actually offsets or is otherwise relieved from paying rent under the Master Lease that is attributable to the Sublease Premises); and Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord, or to claim any actual or constructive eviction by virtue of any interruption in access, services or utilities to, or any failure to make repairs in or to, the Sublease Premises or the Building. Notwithstanding the foregoing, the parties do contemplate that Master Landlord will, in fact, perform its obligations under the Master Lease, that Sublandlord shall use good faith and diligent efforts to enforce the rights of the “Tenant” under the Master Lease on behalf of Subtenant, and that in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, promptly make demand upon Master Landlord to perform its obligations under the Master Lease and, provided that Subtenant specifically agrees to pay all out-of-pocket costs and expenses of Sublandlord and provides Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Master Lease. Any non-liability, release, waiver, indemnity or hold harmless provision in the Master Lease for the benefit of Master Landlord shall be deemed to apply under this Sublease and inure to the benefit of both Sublandlord and Master Landlord.
15.5    If Subtenant desires to take any action which requires the consent of Master Landlord under the terms of the Master Lease, then, notwithstanding anything to the contrary herein: (a) except as expressly set forth in this Sublease, Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease; (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord and Master Landlord; and (c) Subtenant shall request that Sublandlord obtain Master Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such consent. Subtenant shall pay all out-of-pocket costs reasonably incurred by Sublandlord in seeking or procuring Master Landlord’s consent (provided that Sublandlord, not Subtenant, shall be responsible for paying any fees or charges due and payable to Master Landlord in connection with Master Landlord’s Consent to this Sublease). Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord, and Master Landlord denies consent to the same request. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.
15.6    Notwithstanding any other provision of this Sublease, Subtenant shall not have any rights hereunder that are personal to Sublandlord, its affiliates or its Permitted Transferees (as defined in the Master Lease and made applicable to Subtenant) as expressly provided in the Master Lease. Furthermore, (i) all representations and warranties made by Master Landlord in the Master Lease are made solely by Master Landlord and not by Sublandlord, (ii) any rights of Sublandlord to extend, renewal, expand, contract, cancel or terminate the Master Lease shall not apply to or benefit Subtenant in any manner, and (iii) Subtenant shall not have any right to require that Sublandlord otherwise exercise any option for Subtenant’s benefit.
15.7    In addition to the obligations of Subtenant under the terms of this Sublease as set forth in this Sublease (and except as otherwise expressly provided to the contrary in this Sublease), Subtenant shall also have and perform for the benefit of Sublandlord all obligations of the “Tenant” as are set forth in the Master Lease, which are hereby incorporated into this Sublease as though set forth herein in full, substituting “Subtenant” wherever the term “Tenant” appears, “Sublandlord” wherever the term “Landlord” appears, and “Sublease Premises” wherever the term “Premises” appears (except for the definition of Premises, Tenant’s Address and Landlord’s Address in the Basic Lease Information). Notwithstanding the

foregoing, the following provisions of the Master Lease are hereby expressly excluded from this Sublease and not incorporated herein, except as expressly set forth or referenced elsewhere in this Sublease, and then only to the extent so set forth or referenced: Those components of the Basic Lease Information relating to the Term, Commencement Dates, Base Rent, Rent Abatement, Base Years, Letter of Credit, Tenant Improvements, Tenant’s Proportionate Share, Parking Spaces (except as applicable to Subtenant’s Share of such parking pursuant to this Sublease), and Brokers; Sections 2 (Lease Grant), 3 (Tender of Possession), 4 (Rent), 5 (Delinquent Payments), 6 (Security Deposit, Letter of Credit), 7(a) (third sentence only) (Services and Utilities), 7(c) (subsection z) (Common Areas), 8(e) (second sentence) (Signs), 8(g) (Building Top Signage), 10(f)(Cancellation), 10(g) (Additional Compensation), 12(a) (first sentence, last two sentences, and any reference to a non-disturbance agreement) (Subordination), 25(a) (Hazardous Materials, Landlord Representation), 26(d) (Brokerage), 26(f) (Notices), 29 (Contraction Right), 30 (Satellite Dish), 31 (first sentence only) (Tenant Parking), 34 (Roof Deck); first sentence of Section 5 (Proposition 8 Reduction) and Section 10 (Audit) of Exhibit C (Additional Rent, Taxes and Insurance), Exhibits E (Work Letter), F (Confirmation of Commencement Date), K (Base Building Work), L (Renewal Option), M (Form of Letter of Credit), N (List of Approved Banks) and O (Form of SNDA); First Amendment Sections 1 (Commencement Dates), 2 (Lease Expiration Date), 5 (Roof Deck), 6 (Expansion Space), 7 (Expansion Option for MAWF Suite), 8 (Contraction Right), 9 (Building Lobby), and 11 (Brokers). Furthermore, notwithstanding the foregoing, in the following provisions on the Master Lease which are incorporated herein, all references to “Landlord” shall refer only to “Master Landlord”: Sections 7(a) and 7(c) (Services and Utilities, Common Areas), 8(b)(i) (Repairs, Maintenance by Landlord), 9(b) (Disabilities Acts), 11(b) (Landlord’s Insurance), 13 (Rules and Regulations), 14 (Condemnation), 15 (Fire or Other Casualty), 20 (Landlord Default), 23 (Certain Rights Reserved by Landlord) (subsections (a) and (b) only), 26(b) (Landlord’s Liability), 26(u) (Renovation of Project), 26(x) (OSHA Regulations), 33(a) (first sentence) (Bicycle Rack); Sections 8 (first sentence only) and 9 (Gross-Up) of Exhibit C (Operating Expenses), and Exhibit D (any reference to Landlord providing services or utilities; for clarification, any references regarding payment to Landlord shall mean payment to Sublandlord) (Standards for Services and Utilities). For avoidance of doubt, understands and agrees that any density caps set forth in the Master Lease shall be subject to any applicable Laws or other restrictions imposed by Master Landlord or any government authority in connection with COVID- 19 or otherwise. For the avoidance of doubt, subject to Master Landlord’s consent, Subtenant shall have the right to bring dogs to the Sublease Premises in accordance with Section 32 of the Master Lease.
15.8    Sublandlord shall have the right to enter the Sublease Premises to cure any default by Subtenant under this Sublease, which is also, or would be, with the passage of time or the giving of notice, an Event of Default under the Master Lease. Any sums paid and all reasonable costs and expenses of performing any such cure shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the rate of eight percent (8%) per annum, from the date of expenditure until paid.
15.9    As between the parties hereto only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control only to the extent they are inconsistent with the terms of the Master Lease and their respective counterpart provisions in the Master Lease shall be excluded only to such extent.
15.10    In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Sublandlord shall have no obligation to maintain the insurance to be maintained by Landlord under the Master Lease.
15.11    Sublandlord shall have no obligation to restore or rebuild any portion of the Sublease Premises after any destruction or taking by eminent domain. Subtenant shall be entitled to receive any abatement of Rent as to the Sublease Premises during the Sublease Term resulting from any casualty, condemnation or interruption of services that Sublandlord has actually received under the Master Lease, less Subtenant’s Share of any expenses incurred by Sublandlord in obtaining such abatement.

Sublandlord shall use commercially reasonable efforts to enforce its abatement rights under the Master Lease and shall keep Subtenant reasonably apprised of all such efforts on request of Subtenant.
16.    MASTER LANDLORD'S CONSENT
16.1    This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord's obtaining the prior written consent of Master Landlord to this Sublease (the “Consent”). Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Master Landlord in connection with the Consent with respect to the nature and operation of Subtenant's business, the financial condition of Subtenant, and any other information reasonably requested by Master Landlord.
16.2    If Master Landlord fails to consent to this Sublease within sixty (60) days after the Execution Date, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before, Master Landlord grants such Consent; provided, however, neither party shall have a right to terminate pursuant to the foregoing if Master Landlord’s withholding of Consent is attributable to such party’s actions or inaction. If either party so terminates this Sublease, Sublandlord shall return the Deliverables to Subtenant, and thereafter both parties shall have no further obligations under this Sublease except with respect to those terms which expressly survive the termination of this Sublease.
16.3    Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease and Master Landlord’s Consent hereto shall not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord shall have expressly agreed writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Sublease Premises, or as a waiver of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any further subletting of the Sublease Premises or any part thereof.
17.    LETTER OF CREDIT
17.1    Within fourteen (14) days’ of the Execution Date of this Sublease, Subtenant shall deliver to Sublandlord, as collateral for the full performance by Subtenant of all of its obligations under this Sublease and for all losses and damages Sublandlord may suffer (or which Sublandlord reasonably estimates it may suffer) as a result of Subtenant’s failure to comply with one or more provisions of this Sublease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable (with Subtenant responsible for the payment of any transfer fee or charge imposed by the Issuing Bank, as defined below) letter of credit (the “Letter of Credit”) substantially in a form reasonably approved in writing in advance by Sublandlord and containing the terms required herein, in the amount specified in Section 1.12 (the “Letter of Credit Amount”), naming Sublandlord as beneficiary, issued (or confirmed) by a financial institution reasonably acceptable to Sublandlord (the “Issuing Bank”), permitting multiple and partial draws thereon from a location in San Francisco, California (or, alternatively, permitting draws via overnight courier or facsimile in a manner acceptable to Sublandlord), and otherwise in form acceptable to Sublandlord in its reasonable discretion. Sublandlord hereby approves Silicon Valley Bank as an Issuing Bank. The Letter of Credit shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In the event of an assignment by Subtenant of its interest in this Sublease (and irrespective of whether Sublandlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Sublandlord from the assignee shall be subject to Sublandlord’s prior written approval, in Sublandlord’s reasonable discretion, and the reasonable attorney’s fees incurred by Sublandlord in connection with such determination shall be payable by Subtenant to Sublandlord within ten (10) days of billing. Subtenant shall cause the Letter of

Credit to be continuously maintained in effect (whether through replacement, amendment, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is the later to occur of (x) the date that is ninety (90) days after the scheduled expiration of the Sublease Term and (y) the date that is ninety (90) days after Subtenant vacates the Sublease Premises and completes any restoration or repair obligations. In furtherance of the foregoing, Sublandlord and Subtenant agree that the Letter of Credit shall contain a so-called “evergreen provision,” whereby the Letter of Credit will automatically be renewed unless at least thirty (30) days’ prior written notice of non-renewal is provided by the Issuing Bank to Sublandlord; provided, however, that the final expiration date identified in the Letter of Credit, beyond which the Letter of Credit shall not automatically renew, shall not be earlier than the Final LC Expiration Date. Subtenant shall neither assign nor encumber the Letter of Credit or any part thereof. Neither Sublandlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Subtenant in violation of this Article 17. If the Letter of Credit held by Sublandlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Issuing Bank), Subtenant shall deliver a new or amended Letter of Credit or certificate of renewal or extension to Sublandlord not later than thirty (30) days prior to the expiration or termination of the Letter of Credit then held by Sublandlord. Any renewal, amended or replacement Letter of Credit shall comply with all of the provisions of this Sublease.
17.2    Sublandlord without prejudice to any other remedy provided in this Sublease or by law, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable (each, a “Draw Event”): (i) Subtenant breaches or defaults in its obligations under this Sublease beyond applicable notice and cure periods; provided however if Sublandlord is prevented from delivering a notice of default to Subtenant for any reason, including without limitation, because Subtenant has filed a voluntary petition or an involuntary petition has been filed against Subtenant under the Bankruptcy Code (as defined below) then no notice or cure period shall be applicable, or (ii) Subtenant has filed a voluntary petition under the U. S. Bankruptcy Code or any State bankruptcy code (collectively, “Bankruptcy Code”), or (iii) an involuntary petition has been filed against Subtenant under the Bankruptcy Code, or (iv) Subtenant executes an assignment for the benefit of creditors, or (v) Subtenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (vi) the Issuing Bank has notified Sublandlord that the Letter of Credit will not be renewed or extended through the Final LC Expiration Date, or (vii) Subtenant fails to timely provide a replacement Letter of Credit as required by the terms of this Article 17 (the events described in clauses (ii), (iii), (iv), and (v) above, collectively, being referred to herein as an “Insolvency Event”). Upon any such draw, Sublandlord may use all or any part of the proceeds as set forth in this Section 17.
17.3    The proceeds of any draw upon the Letter of Credit which are not used to pay for damages suffered by Sublandlord (or which Sublandlord reasonably estimates it will suffer) (the “Unused Proceeds”) as described above shall constitute Sublandlord’s sole and separate property (and not Subtenant’s property or the property of Subtenant’s bankruptcy estate) and need not be segregated from any other funds of Sublandlord. Subtenant (i) agrees that (A) Subtenant has no property interest whatsoever in the proceeds from any such draw, and (B) such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Laws (defined below), and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Any Unused Proceeds shall be paid by Sublandlord to Subtenant (x) upon receipt by Sublandlord of a replacement Letter of Credit in the full Letter of Credit Amount, which replacement Letter of Credit shall comply in all respects with the requirements of this Sublease, or (y) within thirty (30) days after the Final LC Expiration Date; provided, however, that if prior to the Final LC Expiration Date a voluntary petition is filed by Subtenant, or an involuntary petition is filed against Subtenant by any of Subtenant’s creditors, under the Bankruptcy Code, then Sublandlord shall not be obligated to make such payment in the amount of the Unused Proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in any case pursuant to a final court order not subject to appeal or any stay pending appeal.
17.4    If Subtenant is required to replace or provide a supplemental Letter of Credit under this Section 17 and, due to no fault of Subtenant and despite Subtenant’s diligent efforts, such Letter of Credit is not commercially available, or not available on commercially reasonable terms, Subtenant may deposit cash in the amount of the replacement or supplemental Letter of Credit required under this Section 17 with Sublandlord, within the timeframe required by this Section 17 for such replacement or supplemental Letter of Credit (“Cash Deposit”). Subtenant’s Cash Deposit with Sublandlord as aforesaid shall satisfy Subtenant’s obligations under this Section 17. Any amount so deposited by Tenant shall be held by Sublandlord and be treated as Unused Proceeds hereunder.
17.5    Notwithstanding anything herein to the contrary, provided the named Subtenant herein (i.e NerdWallet, Inc.) is the Subtenant and shall not have been default hereunder beyond any applicable notice and cure periods under any provision of this Sublease at any time, then provided Subtenant complies with the terms of this Section 17.5, the required amount of the Letter of Credit will be reduced as follows: (i) effective as of the beginning of the 13th month of the Sublease Term to $1,000,000.00, (ii) effective as of the beginning of the 25th month of the Sublease Term to $800,000.00, and (iii) effective as of the beginning of the 37th month of the Sublease Term to $600,000.00. The Letter of Credit, as it may be reduced in accordance with the foregoing, shall continue to be held by Landlord throughout the Sublease Term. Subtenant will provide a Letter of Credit that automatically burns down consistent with the terms of this Section 17.5, but if not available, then following each such reduction, Subtenant shall deliver a replacement Letter of Credit in the reduced amount in form and substance as required by this Sublease and Sublandlord shall promptly thereafter return to Subtenant the prior Letter of Credit then held by Sublandlord. Notwithstanding anything to the contrary, if Subtenant commits a monetary default beyond applicable notice and cure periods after the date in which the Letter of Credit amount has been reduced pursuant to this Section 17.5, Sublandlord shall have the right to require that Subtenant reinstate the Letter of Credit to the original sum required under this Sublease upon ten (10) days’ written notice to Subtenant, and Subtenant shall replace the existing Letter of Credit within such ten (10) day period.
17.6    Additional Covenants of Subtenant:
(a)    Replacement of Letter of Credit if Issuing Bank No Longer Satisfactory to Sublandlord. If, at any time during the Sublease Term, Sublandlord reasonably determines that (A) the Issuing Bank fails to meet any of the following three ratings standards as to its unsecured and senior, long-term debt obligations (not supported by third party credit enhancement) (the “Credit Rating Threshold”): (x) “A2” or better by Moody’s Investors Service, or its successor, (y) “A” or better by Standard & Poor’s Rating Service, or its successor; or (z) “A” or better by Fitch Ratings, or its successor, or (B) the Issuing Bank has been placed into receivership by the Federal Deposit Insurance Corporation (“FDIC”), or has entered into any other form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or downgraded by the FDIC or other governmental authority (any of the foregoing, an “Issuing Bank Credit Event”), then, within ten (10) business days following Sublandlord’s notice to Subtenant, Subtenant shall deliver to Sublandlord a new Letter of Credit meeting the terms of this Sublease issued by an Issuing Bank meeting the Credit Rating Threshold and otherwise acceptable to Sublandlord, in which event, Sublandlord shall return to Subtenant the previously held Letter of Credit. If Subtenant fails to timely deliver such replacement Letter of Credit to Sublandlord, such failure shall be deemed a Default by Subtenant under this Sublease, without the necessity of additional notice or the passage of additional grace periods, entitling Sublandlord to draw upon the Letter of Credit.
(b)    Replacement of Letter of Credit Upon Draw. If, as result of any application or use by Sublandlord of all or any part of the Letter of Credit, the amount of the Letter of Credit plus any cash proceeds previously drawn by Sublandlord and not applied pursuant to Section 17.3 above shall be less than the Letter of Credit Amount, Subtenant shall, within ten (10) business days thereafter, provide Sublandlord with additional Letter(s) of Credit in an amount equal to the deficiency (or a replacement or amended Letter of Credit in the total Letter of Credit Amount), and any such additional (or replacement or amended) Letter of Credit shall comply with all of the provisions of this Sublease; notwithstanding anything to the contrary contained in this Sublease, if Subtenant fails to timely comply with the foregoing, the same shall constitute a Default by Subtenant under this Sublease, without the necessity of additional notice or the passage of additional grace periods.
(c)    Nature of Letter of Credit. Sublandlord and Subtenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Without limiting the generality of the foregoing, Subtenant hereby agrees that Sublandlord may claim those sums specified in Section 17.2 above and/or those sums reasonably necessary to compensate Sublandlord for any loss or damage caused by the acts or omissions of Subtenant or Subtenant's breach of this Sublease, including any damages Sublandlord suffers following termination of this Sublease, and/or to compensate Sublandlord for any and all damages arising out of, or incurred in connection with, the termination of this Sublease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.
(d)    Return of Unused Proceeds and Letter of Credit. Notwithstanding the foregoing provisions of this Sublease, upon the Final LC Expiration Date, and so long as there then exist no Draw Events or Default by Subtenant under this Sublease, Sublandlord agrees to return any remaining unapplied balance of the Unused Proceeds then held by Sublandlord to Subtenant, and the Letter of Credit itself (if and to the extent not previously drawn in full) to the Issuing Bank; provided that if, prior to the Final LC Expiration Date, a voluntary petition is filed by Subtenant or an involuntary petition is filed against Subtenant by any of Subtenant's creditors, under the Federal Bankruptcy Code, then Sublandlord shall not be obligated to make such payment in the amount of the Unused Proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.
18.    NOTICES
All notices which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if personally delivered, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight commercial courier service providing receipted delivery, in any such case (a) if to Subtenant, addressed to Subtenant at the address specified in the Basic Sublease Provisions or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord (provided, however, if Subtenant has abandoned the Sublease Premises, any such notice may be properly sent to Subtenant’s agent for service of process), or (b) if for Sublandlord, addressed to Sublandlord at the address specified in the Basic Sublease Provisions or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant. Each party agrees promptly to deliver a copy of any notice, demand, request, consent or approval received from Master Landlord. Any notice delivered by Sublandlord in connection with, or as a precondition to, a Default by Subtenant shall be in lieu of and not in addition to any notice to pay rent or notice to perform any covenant required under law.
19.    CASp
19.1    Pursuant to Section 1938 of the California Civil Code, Sublandlord hereby advises Subtenant that (i) the Sublease Premises, as delivered to Subtenant, have not undergone an inspection by a Certified

Access Specialist (“CASp”), and (ii) to Sublandlord’s actual knowledge, the Building has not undergone an inspection by a CASp. Sublandlord makes no representations or warranties with respect to the Sublease Premises or Building complying with any applicable federal, state and local standards, codes, rules and regulations governing physical access for persons with disabilities at places of public accommodation, including, but not limited to, the ADA, California Building Standards Code, or California Health and Safety Code.
19.2    The following disclosure is made pursuant to § 1938 of the California Civil Code, which provides: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction- related accessibility standards within the Sublease Premises.” Notwithstanding the foregoing, if Subtenant elects to cause a CASp inspection, then the same will be performed at Subtenant’s sole cost and expense, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Sublease Premises identified in such CASp report will be at Subtenant’s cost and expense.
20.    RIGHT OF FIRST REFUSAL
20.1    Subject to Master Landlord’s consent, Subtenant shall have a one-time right of first refusal (“Right of First Refusal”) with respect to any space located on the eighth (8th) floor of the Building which becomes available during the Sublease Term (the “Refusal Space”) on the terms and conditions set forth in this Section 20, subject to any existing rights already in place. Sublandlord shall notify Subtenant in writing (the ”First Refusal Notice”) from time to time when Sublandlord receives a bona fide offer from a prospective third party subtenant that Sublandlord is willing to accept for the Refusal Space and/or when Sublandlord intends to submit a bona fide counteroffer which Sublandlord would be willing to accept. The economic terms and conditions of Subtenant’s sublease of such Refusal Space shall be as provided in Sublandlord’s First Refusal Notice (“First Refusal Economic Terms”).
20.2    If Subtenant wishes to exercise Subtenant’s Right of First Refusal with respect to the space described in the First Refusal Notice, then within five (5) business days after delivery of the First Refusal Notice to Subtenant, Subtenant shall deliver notice to Sublandlord of Subtenant’s exercise of its Right of First Refusal (the “ROFR Acceptance Notice”) with respect to the entire space described in the First Refusal Notice and on the First Refusal Economic Terms contained therein. Notwithstanding anything to the contrary contained herein, Subtenant must elect to exercise its Right of First Refusal, if at all, with respect to all of the space comprising the Refusal Space offered by Sublandlord to Subtenant at any particular time, and Subtenant may not elect to lease only a portion thereof or object to any of the First Refusal Economic Terms. If Subtenant does not exercise its Right of First Refusal within the five (5) business day period, then, except as provided below, Sublandlord shall be free to sublease the space described in the First Refusal Notice to anyone to whom Sublandlord desires on any terms Sublandlord desires and Subtenant’s Right of First Refusal with respect to the space identified in the First Refusal notice shall thereupon automatically terminate. Notwithstanding the foregoing or anything in this Sublease to the contrary, (i) if Sublandlord has not entered into a sublease for all or any portion of such Refusal Space with a third party within one hundred eighty (180) days following the delivery by Sublandlord to Subtenant of the First Refusal Notice, then, so long as Sublandlord is not engaged in good faith negotiations with a third party to lease all or a portion of such Refusal Space, the right of first refusal granted to Subtenant in this Section 20 shall once again be invoked, and (ii) in the event that within the one hundred eighty (180) days following the delivery by Sublandlord to Subtenant of the Refusal Notice, the First Refusal Economic Terms become materially less favorable to Sublandlord than those set forth in the Refusal Notice (it being understood and agreed that “materially less favorable” shall mean that the net present value of the material economic terms of the modified transaction is at least five percent (5%) less than the net present value of the material economic terms set forth in the Refusal Notice), Sublandlord agrees that Subtenant’s rights under this Section 20 with respect to such Refusal Space shall be reinstated and Sublandlord shall provide Subtenant with a Refusal Notice if, as, and to the extent, required under the terms of this Section 20, provided that Subtenant shall have only three (3) business days to accept such offer.
20.3    Provided Master Landlord has provided its written consent to Subtenant’s sublease of the Refusal Space, if Subtenant has validly exercised its right to lease the Refusal Space, then, effective as of the Refusal Space commencement date, such Refusal Space shall be included in the Sublease Premises, subject to all of the terms, conditions and provisions of this Sublease, except as follows: (a) the rentable square feet of the Sublease Premises shall be increased by the rentable square feet of the Refusal Space, and Subtenant’s Share of Master Premises shall be increased in a corresponding manner; (b) Subtenant’s sublease of the Refusal Space shall be co-terminus with the Sublease Term, and (c) Subtenant shall sublease the Refusal Space upon the First Refusal Economic Terms.
20.4    The rights contained in this Section 20 are personal to the Subtenant named in this Sublease (the “Original Subtenant”) and its Permitted Transferees (as defined in the Master Lease) and shall not be available to any assignee or sublessee other than a Permitted Transferee, and may be exercised only provided and on condition that this Sublease is in full force and effect. Notwithstanding anything to the contrary in this Section 20, Subtenant’s sublease of the Refusal Space shall be subject to Master Landlord’s written consent, and Subtenant shall have no such Right of First Refusal and Sublandlord need not provide Subtenant with First Refusal Notice, if: (i) a Default has occurred at any time during the Sublease Term, or Subtenant is in material default under the Sublease at the time that Sublandlord would otherwise deliver the First Refusal Notice or Subtenant has paid rent late more than two (2) times in the last twelve (12) month period; (ii) Subtenant has assigned the Sublease or Subtenant has subleased all or a part of the Sublease Premises (other than to a Permitted Transferee); (iii) Subtenant has failed to exercise properly this Right of First Refusal in a timely manner in strict accordance with the provisions of this Section 20; (iv) the Original Subtenant (or a Permitted Transferee) is not occupying and beneficially using the entire Sublease Premises under the Sublease, or the Sublease has been terminated earlier, pursuant to the terms and provisions of the Sublease (provided that the foregoing shall not be a condition precedent to the obligations and rights of the parties in this Section 20.4 (a) for the first three (3) months of the Sublease Term, and (b) at any time a government order prohibits or materially limits Subtenant’s occupancy of the Sublease Premises); and/or (v) the existing subtenant in the Refusal Space makes a written offer to extend or renew its sublease for the Refusal Space and thereafter enters into a new sublease (or modifies its existing sublease) for such Refusal Space, whether pursuant to a then existing right or pursuant to new arrangements with Sublandlord. Subtenant’s rights granted hereunder are subject to and subordinate to all superior rights which have been granted to any subtenants or occupants in the Building and/or Project as of the Execution Date.
21.    MISCELLANEOUS
21.1    Signage. Subject to terms and restrictions of the Master Lease, the Building rules and regulations, and further subject to the prior written consent of the Master Landlord, Subtenant shall, at Subtenant’s sole cost and expense, be entitled to (i) one directory listing on the Building lobby tenant directory board and in the elevator lobby of each floor on which the Sublease Premises are located, and (ii) building standard identification signage outside the main Sublease Premises entrance door, provided that at the expiration of this Sublease Subtenant removes same at its cost and expense and repairs any damage to the Sublease Premises and Building caused by installation of any such signage and/or removal. The foregoing shall not, without Master Landlord’s express written consent, apply to any rights which are personal to Sublandlord under the Master Lease.
21.2    Other Amenities. Subject to terms and restrictions of the Master Lease, the Building rules and regulations, and further subject to the prior written consent of the Master Landlord (to the extent required under the Master Lease), Subtenant shall have access to the Building’s bike racks and locker/shower room.
21.3    Sublandlord Representations. Sublandlord, as the tenant under the Master Lease identified in Section 1.3 above, represents and warrants to Subtenant that: (a) Exhibit B to this Sublease is a full and complete copy of the Master Lease, as redacted, and has not been modified or amended except as included in Exhibit B; (b) the Master Lease, as of the Execution Date, is in full force and effect and constitutes the entire agreement of Master Landlord and Sublandlord relating to the lease of the Sublease Premises, and (c) to the current actual knowledge of Sublandlord (without duty of inquiry or investigation), there exists no event of default under the Master Lease and Sublandlord has not given or received an uncured notice of default under the Master Lease; (d) the person or persons executing this Sublease for Sublandlord are fully authorized to so act and no other action is required to bind Sublandlord to this Sublease; (e) Sublandlord has not previously assigned its rights under the Master Lease or sublet all or a portion of the Sublease Premises for any portion of the Sublease Term, other than to Subtenant, and (f) Sublandlord has the right and power to execute and deliver this Sublease and to perform its obligations hereunder, subject only to Master Landlord’s consent.
21.4    Subtenant Representations. Subtenant represents and warrants to Sublandlord that: (a) Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease and understands how such provisions pertain to the Sublease Premises and Subtenant’s use and occupation thereof under this Sublease; (b) Subtenant has the right and power to execute and deliver this Sublease and to perform its obligations hereunder; (c) the person or persons executing this Sublease for Subtenant are fully authorized to so act and no other action is required to bind Subtenant to this Sublease; and (d) Subtenant is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Sublease Premises are located.
21.5    Brokers. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease, except those Brokers specified in the Basic Sublease Provisions. Sublandlord shall be responsible for payment of a real estate commission to the Brokers pursuant to a separate agreement. Each party covenants to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys' fees), expense or liability for any compensation, commission and charges claimed by any broker or other agent, other than the Brokers, with respect to this Sublease or the negotiation thereof on behalf of such party.
21.6    Entire Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease is subject to amendment only by a writing that makes reference to this Sublease and is signed by all parties hereto.
21.7    Waiver. No waiver of any provision of this Sublease or consent to any action shall constitute a waiver of any other provision of this Sublease or consent to any other action. No waiver or consent shall constitute a continuing waiver or consent, or commit a party to provide a future waiver, unless such provision is expressly set forth in writing. Any waiver given by a party shall be void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.
21.8    Interpretation; Headings. The terms of this Sublease have been negotiated by the parties hereto and the language used in this Sublease shall be deemed to be the language chosen by the parties hereto to express their mutual intent. The parties acknowledge and agree that each party and its counsel have reviewed and revised this Sublease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Sublease. The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.

21.9    Prevailing Party Rights. If there is any legal or arbitration action or proceeding between Sublandlord and Subtenant to enforce any provision of this Sublease or to protect or establish any right or remedy of either Sublandlord or Subtenant hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees shall be determined by the court or arbitration panel handling the proceeding and shall be included in and as part of such judgment.
21.10    Sublandlord Liability
(a)    Notwithstanding anything to the contrary set forth in this Sublease, (a) Sublandlord’s liability to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (i) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Master Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and/or assigns to perform or cause to be performed Master Landlord’s obligations under the Master Lease, (ii) lost revenues, lost profits or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (iii) any damages or other liability arising from or incurred in connection with the condition of the Sublease Premises or suitability of the Sublease Premises for Subtenant’s intended use, and (b) no personal liability shall at any time be asserted or enforceable against Sublandlord’s partners, members, shareholders, directors, officers or agents or any of their assets on account of any action or inaction by Sublandlord or Sublandlord’s partners, members, shareholders, directors, agents, officers, employees or contractors under this Sublease.
(b)    In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, Sublandlord shall be and is hereby relieved of all of the covenants and obligations of Sublandlord under this Sublease accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the Sublandlord and Subtenant, that any transferee has assumed and shall be obligated to carry out all covenants and obligations to be thereafter performed by Sublandlord hereunder. Sublandlord may transfer and deliver any then existing Security Deposit to the transferee of Sublandlord’s interest in this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.
21.11    Subtenant’s Liability. Subtenant (i) shall not be liable to Sublandlord for lost revenues, lost profits or other consequential, special or punitive damages arising in connection with this Sublease for any reason, except as expressly set forth in this Sublease, and (ii) no personal liability shall at any time be asserted or enforceable against Subtenant’s partners, members, shareholders, directors, officers or agents or any of their assets on account of any action or inaction by Subtenant or Subtenant’s partners, members, shareholders, directors, agents, officers, employees or contractors under this Sublease.
21.12    Confidentiality. Subtenant acknowledges that the terms of this Sublease are confidential between Sublandlord and Subtenant. Subtenant shall not disclose the economic terms of this Sublease, including the rental rates, to any third party other than Master Landlord, Subtenant’s attorneys and advisors who are assisting Subtenant in the consummation of this transaction or in the enforcement or interpretation of Subtenant’s rights hereunder, Subtenant’s prospective or actual sub-subtenants or assignees, Subtenant’s actual and prospective lenders and investors, or except as otherwise required by Law.
21.13    No Offer. The submission of this Sublease to Subtenant does not constitute an offer to lease or otherwise create any right or interest of Subtenant in, the Sublease Premises. This Sublease shall become effective only upon the execution and delivery thereof by both Sublandlord and Subtenant.

Sublandlord shall have no liability or obligation to Subtenant by reason of Sublandlord’s rejection of this Sublease or a failure to execute, acknowledge and deliver same to Subtenant.
21.14    Exhibits. All Exhibits attached to this Sublease and incorporated herein by this reference.
21.15    USA Patriot Act Disclosures. Neither Subtenant nor, to its knowledge, any of its constituent partners, managers, members or shareholders, nor any beneficial owner of Subtenant or of any such partner, manager, member or shareholder (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to the Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”); (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (c) is engaged in activities prohibited in the Orders; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
21.16    Governing Law. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State in which the Sublease Premises are located.
21.17    Invalidity. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by Law.
21.18    Counterparts; Electronic Signature. This Sublease may be executed in multiple counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one instrument. Delivery via facsimile or PDF transmission of a counterpart of this Sublease executed by the party(ies) making such delivery shall constitute a valid execution and delivery of
21.19    If Subtenant comprises more than one entity, all such entities shall be jointly and severally liable for the payment of rent and performance of Subtenant’s obligations hereunder. Requests or demands from any one Subtenant entity shall be deemed to have been made by all such entities. Notices to any one entity shall be deemed to have been given to all entities.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the Execution Date.

SUBLANDLORD:

Yelp Inc.,
a Delaware corporation

By:	/s/: David Schwarzbach
Name:	David Schwarzbach
Title:	CFO

SUBTENANT:

NerdWallet, Inc.,
a Delaware corporation

By:	/s/ Lynee Luque
Name:	Lynee Luque
Title:	VP, People

By:	/s/ Tim Chen
Name:	Tim Chen
Title:	CEO

NerdWallet Compare, Inc.,
a Delaware corporation

By:	/s/ Lynee Luque
Name:	Lynee Luque
Title:	VP, People

By:	/s/ Tim Chen
Name:	Tim Chen
Title:	CEO
Signature page to Sublease